EXHIBIT 99.1

For Immediate Release: January 29, 2008

Occidental Petroleum Announces Record Twelve Months Net Income

LOS ANGELES — Occidental Petroleum Corporation (NYSE: OXY) announced record net income of $5.400 billion ($6.44 per diluted share) for the twelve months of 2007, compared with $4.191 billion ($4.87 per diluted share) for the twelve months of 2006.

Net income for the fourth quarter of 2007 was $1.452 billion ($1.74 per diluted share), compared with $930 million ($1.09 per diluted share) for the fourth quarter of 2006.

In announcing the results, Dr. Ray R. Irani, Chairman and Chief Executive Officer, said, “Oxy achieved the highest full year net income in our history and another record quarter core results.  Driven largely by record oil and gas earnings, this achievement reflects the continued success of our strategy to focus on profitable, long-lived oil and gas assets, a disciplined investment philosophy and maintaining a strong balance sheet.  We are pleased with the 25.7% return on equity for the full year of 2007.

“In 2007, Occidental’s consolidated subsidiaries preliminary proved reserve additions from all sources totaled 242 million barrels of oil equivalent (BOE) compared to production of 209 million BOE, for a production replacement rate of 116 percent.

“While high commodity prices clearly have boosted earnings throughout the industry, Oxy has consistently produced top-quartile results in capturing the value from higher prices on an equivalent barrel basis and delivering it to the bottom line.”

QUARTERLY RESULTS

Oil and Gas

Oil and gas segment earnings were $2.599 billion for the fourth quarter of 2007, compared with $1.422 billion for the same period in 2006.  The $1.2 billion increase in the fourth quarter 2007 segment earnings reflected $1.3 billion of increases from record crude oil and higher natural gas prices and volumes from the

Dolphin project in the UAE coming on line in 2007, partially offset by increased DD&A rates and higher operating expenses.

The average price for West Texas Intermediate crude oil in the fourth quarter of 2007 was $90.68 per barrel, compared to $60.20 per barrel in the fourth quarter of 2006.  Oxy’s realized price for worldwide crude oil was $80.30 per barrel for the fourth quarter of 2007, compared with $52.55 per barrel for the fourth quarter of 2006.  The average price for NYMEX gas in the fourth quarter of 2007 was $7.06 per MCF, compared with $6.27 per MCF in the fourth quarter of 2006.  Domestic realized gas prices increased from $5.63 per MCF in the fourth quarter of 2006 to $6.77 per MCF for the fourth quarter of 2007.  For the fourth quarter of 2007, daily oil and gas production averaged 590,000 barrels of oil equivalent (BOE), compared with 561,000 BOE per day produced in the fourth quarter of 2006.

Chemicals

Chemical segment earnings for the fourth quarter of 2007 were $94 million, compared with $157 million for the same period in 2006.  The fourth quarter of 2007 results reflect lower margins for polyvinyl chloride.

TWELVE-MONTHS RESULTS

Net income for the twelve months of 2007 was a record $5.400 billion ($6.44 per diluted share), compared with $4.191 billion ($4.87 per diluted share) for the twelve months of 2006.

Core results were also a record $4.405 billion ($5.25 per diluted share) for the twelve months of 2007, compared with $4.116 billion ($4.78 per diluted share) for the twelve months of 2006.  See the attached schedule for a reconciliation of net income to core results.

Oil and Gas

Oil and gas segment earnings were $8.318 billion for the twelve months of 2007, compared with $6.880 billion for the same period of 2006.  Oil and gas core results were $7.730 billion for the twelve months of 2007 after excluding gains from the sale of Oxy’s joint venture in Russia, sales of exploration properties, net of asset impairments, sales of domestic oil and gas interests, and litigation settlements.  The increase of $850 million in the twelve months of 2007 core results from $6.880 billion in 2006 reflected $1.3 billion from higher crude oil and natural gas prices, and increased production, including Dolphin coming on line in the third quarter of 2007, partially offset by higher DD&A rates, exploration and operating expenses.

The average price for West Texas Intermediate crude oil in the twelve months of 2007 was $72.32 per barrel compared to $66.23 per barrel in the twelve months of 2006.  Oxy’s realized price for worldwide crude oil was $64.77 per barrel for the twelve months of 2007, compared with $57.81 per barrel for the twelve months of 2006.  The average price for NYMEX gas in the twelve months of 2007 was $7.12 per MCF, compared with $7.82 per MCF in the twelve months of 2006.  Domestic realized gas prices increased slightly from $6.49 per MCF in the twelve months of 2006 to $6.53 per MCF for the same period of 2007.

Production

For the twelve months of 2007, daily oil and gas production averaged 570,000 BOE, compared with 545,000 BOE per day produced from continuing operations in the twelve months of 2006.

Chemicals

Chemical segment earnings for the twelve months of 2007 were $601 million, compared with $906 million for the same period in 2006.  The 2007 results reflect lower margins for polyvinyl chloride.

About Oxy

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions.  Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization.  Oxy’s wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls.  Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company’s worldwide operations.

Forward-Looking Statements

Statements in this release that contain words such as “will,” “expect” or “estimate,” or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results.  Factors that could cause results to differ materially include, but are not limited to: exploration risks, such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; operational interruptions; changes in tax rates and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition.  You should not place undue reliance on these forward-looking statements which speak only as of the date of this release.  Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.  U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com.  You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

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Contacts:	Richard S. Kline (media)
310-443-6249

Christopher G. Stavros (investors)
212-603-8184

For further analysis of Occidental’s quarterly
performance, please visit the web site:
www.oxy.com

SUMMARY OF SEGMENT NET SALES AND EARNINGS

	Fourth Quarter		Twelve Months
(Millions, except per-share amounts)	2007	2006	2007	2006

SEGMENT NET SALES
Oil and Gas	$4,321	$2,946	$13,918	$12,190
Chemical	1,134	1,036	4,664	4,815
Other	62	56	202	170
Net sales	$5,517	$4,038	$18,784	$17,175
SEGMENT EARNINGS
Oil and Gas (a)	$2,599	$1,422	$8,318	$6,880
Chemical	94	157	601	906
	2,693	1,579	8,919	7,786
Unallocated Corporate Items
Interest expense, net (b)	(13)	(51)	(199)	(131)
Income taxes	(1,057)	(771)	(3,507)	(3,354)
Other (c)	(175)	113	(135)	(99)
Income from Continuing operations	1,448	870	5,078	4,202
Discontinued operations, net (d)	4	60	322	(11)
NET INCOME	$1,452	$930	$5,400	$4,191
BASIC EARNINGS PER COMMON SHARE
Income from continuing operations	$1.75	$1.03	$6.08	$4.93
Discontinued operations, net (d)	—	0.07	0.39	(0.01)
	$1.75	$1.10	$6.47	$4.92
DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations	$1.74	$1.02	$6.05	$4.88
Discontinued operations, net (d)	—	0.07	0.39	(0.01)
	$1.74	$1.09	$6.44	$4.87
AVERAGE COMMON SHARES OUTSTANDING
BASIC	828.4	846.4	834.9	852.6
DILUTED	833.1	852.6	839.1	860.4

See footnotes on following page.

(a)          Oil and Gas — The twelve months of 2007 includes pre-tax gains of $412 million from the sale of Occidental's Russian investment, $112 million resulting from the resolution of certain legal disputes, $35 million from the sale of domestic oil and gas interests and $103 million from the sale of exploration properties, partially offset by a pre-tax loss of $74 million for the impairment of properties.

(b)         Interest Expense, net — Includes pre-tax interest charges for the purchase of various debt issues in the open market of $167 million for the twelve months of 2007 and $31 million for the twelve months of 2006, respectively.

(c)          Unallocated Corporate Items — Other —The twelve months of 2007 includes a $326 million pre-tax gain from the sale of Occidental's remaining investment in Lyondell Chemical Company (Lyondell) and a $47 million pre-tax charge for a plant closure and related environmental remediation reserve. The fourth quarter of 2006 includes pre-tax gains of $108 million related to litigation settlements and $90 million from the sale of a portion of Occidental's investment in Lyondell.

(d)         Discontinued Operations, net — In June 2007, Occidental completed an exchange of oil and gas interests in Horn Mountain with BP p.l.c. (BP) for oil and gas interests in the Permian Basin and a gas processing plant in Texas. Occidental also sold its oil and gas interests in Pakistan to BP. The twelve months of 2007 includes after-tax income of $326 million related to these transactions and their operating results and a $4 million after-tax charge from assets classified to discontinued operations in 2006.

                                                In January 2006, Occidental completed the merger of Vintage into a subsidiary and classified certain assets and liabilities as held for sale. In May 2006, Ecuador terminated Occidental's contract for the operation of Block 15. The twelve months of 2006 includes a $253 million after-tax loss for Ecuador and the properties held for sale and $242 million after-tax income for the operations of Horn Mountain and Pakistan.

SUMMARY OF CAPITAL EXPENDITURES AND DD&A EXPENSE

	Fourth Quarter		Twelve Months
($ millions)	2007	2006	2007	2006

CAPITAL EXPENDITURES	$987	$1,010	$3,497	$2,987

DEPRECIATION, DEPLETION AND AMORTIZATION OF ASSETS	$639	$562	$2,379	$2,008

SUMMARY OF OPERATING STATISTICS

	Fourth Quarter		Twelve Months
	2007	2006	2007	2006
NET OIL, GAS AND LIQUIDS PRODUCTION PER DAY
United States
Crude Oil and Liquids (MBBL)
California	88	94	89	86
Permian	170	167	167	167
Hugoton and other	4	3	4	3
Total	262	264	260	256
Natural Gas (MMCF)
California	250	261	254	256
Hugoton and other	148	142	153	138
Permian	180	190	186	194
Total	578	593	593	588
Latin America
Crude Oil (MBBL)
Argentina	31	35	32	33
Colombia	41	44	42	38
Total	72	79	74	71
Natural Gas (MMCF)
Argentina	19	17	22	17
Bolivia	22	18	18	17
Total	41	35	40	34
Middle East/North Africa
Crude Oil (MBBL)
Oman	20	19	20	18
Dolphin	14	—	4	—
Qatar	52	44	48	43
Yemen	22	26	25	29
Libya	22	24	22	23
Total	130	113	119	113
Natural Gas (MMCF)
Oman	30	25	30	30
Dolphin	133	—	51	—
Total	163	25	81	30
Barrels of Oil Equivalent (MBOE)
Subtotal consolidated subsidiaries	594	565	573	549
Colombia-minority interest	(6)	(6)	(5)	(5)
Yemen-Occidental net interest	2	2	2	1
Total Worldwide Production — MBOE (a)	590	561	570	545

(a) Occidental sold its interest in Russia in January 2007.  In June 2007, Occidental sold its Pakistan operations to BP and exchanged its Gulf of Mexico - Horn Mountain operations with BP.  Production from these operations has been excluded from all periods for comparability.

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS

Occidental’s results of operations often include the effects of significant transactions and events affecting earnings that vary widely and unpredictably in nature, timing and amount.  Therefore, management uses a measure called “core results,” which excludes those items.  This non-GAAP measure is not meant to disassociate those items from management’s performance, but rather is meant to provide useful information to investors interested in comparing Occidental’s earnings performance between periods.  Reported earnings are considered representative of management’s performance over the long term.  Core results is not considered to be an alternative to operating income in accordance with generally accepted accounting principles.

The following tables set forth the core results and significant items affecting earnings for each operating segment and corporate:

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS (continued)

	Fourth Quarter
		Diluted		Diluted
($ millions, except per-share amounts)	2007	EPS	2006	EPS
TOTAL REPORTED EARNINGS	$1,452	$1.74	$930	$1.09
Oil and Gas
Segment Earnings	$2,599		$1,422
Less:
No significant items affecting earnings	—		—
Segment Core Results	2,599		1,422
Chemicals
Segment Earnings	94		157
Less:
No significant items affecting earnings	—		—
Segment Core Results	94		157
Total Segment Core Results	2,693		1,579
Corporate
Corporate Results —
Non Segment*	(1,241)		(649)
Less:
Litigation settlements	—		108
Gain on sale of Lyondell shares	—		90
Deferred tax write-off due to compensation program changes**	—		(40)
Severance accrual	(25)		—
Debt purchase expense	—		(31)
Tax effect of pre-tax adjustments	9		(41)
Discontinued operations, net**	4		60
Corporate Core Results —
Non Segment	(1,229)		(795)
TOTAL CORE RESULTS	$1,464	$1.76	$784	$0.92

*       Interest expense, income taxes, G&A expense and other, and non-core items.

**     Amounts shown after tax.

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS (continued)

	Twelve Months
		Diluted		Diluted
($ millions, except per-share amounts)	2007	EPS	2006	EPS
TOTAL REPORTED EARNINGS	$5,400	$6.44	$4,191	$4.87
Oil and Gas
Segment Earnings	$8,318		$6,880
Less:
Gain on sale of Russia Investment**	412		—
Litigation settlements**	112		—
Gain on sale of oil and gas interests	35		—
Gain on sale of exploration properties	103		—
Impairments	(74)		—
Segment Core Results	7,730		6,880
Chemicals
Segment Earnings	601		906
Less:
No significant items affecting earnings	—		—
Segment Core Results	601		906
Total Segment Core Results	8,331		7,786
Corporate
Corporate Results —
Non Segment*	(3,519)		(3,595)
Less:
Gain on sale of Lyondell shares	326		90
Litigation settlements	—		108
Debt purchase expense	(167)		(31)
Plant closure	(47)		—
Severance accrual	(25)		—
Deferred tax write-off due to compensation program changes**	—		(40)
Tax effect of pre-tax adjustments	(2)		(41)
Discontinued operations, net**	322		(11)
Corporate Core Results —
Non Segment	(3,926)		(3,670)
TOTAL CORE RESULTS	$4,405	$5.25	$4,116	$4.78

*       Interest expense, income taxes, G&A expense and other, and non-core items.

**     Amounts shown after tax.